UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 7, 2018

TRIMBLE INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-14845	94-2802192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

935 Stewart Drive, Sunnyvale, California, 94085

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On June 7, 2018, Trimble Inc. (“Trimble”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which Trimble agreed to issue and sell to the Underwriters $300 million aggregate principal amount of 4.150% Senior Notes due 2023 (the “2023 Notes”) and $600 million aggregate principal amount of 4.900% Senior Notes due 2028 (the “2028 Notes” and, together with the 2023 Notes, the “Notes”). The 2023 Notes and the 2028 Notes will be issued pursuant to an indenture, dated as of October 30, 2014 (the “Base Indenture”), between Trimble (formerly, Trimble Navigation Limited) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated as of November 24, 2014 (the “First Supplemental Indenture”), and the second supplemental indenture, dated as of October 1, 2016 (the “Second Supplemental Indenture”). Certain terms of the Notes will be established pursuant to a third supplemental indenture, to be dated as of June 15, 2018 (the “Third Supplemental Indenture”).

The 2023 Notes will mature on June 15, 2023 and accrue interest at a rate of 4.150% per annum, payable semiannually in arrears in cash on June 15 and December 15 of each year, beginning December 15, 2018.

The 2028 Notes will mature on June 15, 2028 and accrue interest at a rate of 4.900% per annum, payable semiannually in arrears in cash on June 15 and December 15 of each year, beginning December 15, 2018.

The interest rate payable on each series of Notes will be subject to adjustment from time to time if Moody’s or S&P (or, if applicable, a substitute rating agency) downgrades (or subsequently upgrades) its rating assigned to the respective series of Notes.

The Notes are being offered and sold pursuant to Trimble’s shelf-registration statement on Form S-3 (Registration No. 333-224166) under the Securities Act of 1933, as amended. Trimble has filed with the Securities and Exchange Commission (the “SEC”) a prospectus supplement, dated June 7, 2018, together with the accompanying prospectus, dated April 5, 2018, relating to the offer and sale of the Notes.

A copy of the Underwriting Agreement is hereby incorporated by reference and attached to this Current Report on Form 8-K as Exhibit 1.1.

For a complete description of the terms and conditions of the Underwriting Agreement, please refer to the Underwriting Agreement, filed herewith.

The Underwriting Agreement contains representations and warranties by each of the parties thereto. These representations and warranties have been made solely for the benefit of the other party or other parties to the Underwriting Agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Trimble acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. Additional information about Trimble may be found elsewhere in this Form 8-K and Trimble’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Item 8.01.	Other Events.

In a press release issued on June 7, 2018, Trimble announced that it priced $300 million of the 2023 Notes and $600 million of the 2028 Notes in an underwritten, registered public offering. The full text of the press release is attached as Exhibit 99.1 to this report and is hereby incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 7, 2018, by and among Trimble Inc. and J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein.

12.1	Statement of Computation of Ratios of Earnings to Fixed Charges.

99.1	Press release, dated June 7, 2018, of Trimble Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE INC., a Delaware corporation

By:	/s/ Steven W. Berglund
Name:	Steven W. Berglund
Title:	President and Chief Executive Officer

Date: June 8, 2018